UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Allmerica Financial Corporation

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ALLMERICA FINANCIAL CORPORATION

Notice of Annual Meeting

and Proxy Statement

Annual Meeting

of Shareholders

to be held

May 17, 2005

Allmerica Financial Headquarters

440 Lincoln Street

Worcester, Massachusetts

ALLMERICA FINANCIAL CORPORATION

440 Lincoln Street

Worcester, Massachusetts 01653

April 11, 2005

TO OUR SHAREHOLDERS:

You are cordially invited to attend the Annual Meeting of Shareholders of Allmerica Financial Corporation to be held on Tuesday, May 17, 2005, at 9:00 a.m. local time, at the Company’s headquarters in Worcester, Massachusetts.

The accompanying Notice and Proxy Statement describe in detail the matters to be acted on at the meeting. Your vote is important. At your earliest convenience, please sign and return the enclosed proxy card in the envelope provided. Your cooperation will assure that your shares are voted and will also greatly assist us in preparing for the meeting.

Sincerely,

Frederick H. Eppinger

President and Chief Executive Officer

ALLMERICA FINANCIAL CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 17, 2005

To the Shareholders of

Allmerica Financial Corporation:

The Annual Meeting of Shareholders of Allmerica Financial Corporation (“AFC” or the “Company”) will be held at AFC’s headquarters, 440 Lincoln Street, Worcester, Massachusetts 01653 on Tuesday, May 17, 2005, at 9:00 a.m. local time, for the purpose of considering and voting on:

1.	Election of three individuals to the Board of Directors;

2.	Ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of AFC for 2005; and

3.	Such other business as may properly come before the Annual Meeting or any adjournment thereof.

The Board of Directors has fixed March 21, 2005 as the record date for determining the shareholders of AFC entitled to notice of and to vote at the Annual Meeting and any adjournment thereof.

The Company’s 2004 Annual Report to Shareholders is enclosed with the mailing of this Notice of Annual Meeting of Shareholders, Proxy Statement and proxy card.

By Order of the Board of Directors

CHARLES F. CRONIN

Vice President and Secretary

Worcester, Massachusetts

April 11, 2005

Your vote is important. Whether or not you plan to attend the meeting, you are requested to sign, date and mail promptly the enclosed proxy. A return envelope, which requires no postage if mailed in the United States, is enclosed for that purpose. If you do attend the Annual Meeting and desire to withdraw your proxy and vote in person, you may do so.

2005 ANNUAL MEETING OF SHAREHOLDERS

PROXY STATEMENT

ALLMERICA FINANCIAL CORPORATION

440 Lincoln Street

Worcester, Massachusetts 01653

PROXY STATEMENT

We are mailing this Proxy Statement, with the accompanying proxy card, to shareholders on or about April 11, 2005. We are providing this material in connection with the solicitation of proxies by the Board of Directors of Allmerica Financial Corporation (“AFC” or the “Company”) for use at the Annual Meeting of Shareholders of AFC to be held on May 17, 2005 (the “Annual Meeting” or “Meeting”).

QUESTIONS AND ANSWERS ABOUT PROXY MATERIALS AND THE ANNUAL MEETING

What is the purpose of the Annual Meeting?

At the Annual Meeting, shareholders will act upon the following matters:

■	The election of three directors, and
■	The ratification of the Company’s independent registered public accounting firm.

Any other business that properly comes before the Annual Meeting also will be considered. In addition, management will report on the performance of the Company and respond to questions from shareholders.

Who is entitled to vote at the Meeting?

Only shareholders of record at the close of business on March 21, 2005 (the “Record Date”) are entitled to vote at the Meeting.

What are the voting rights of the holders of Allmerica Financial Corporation common stock?

Each share of AFC’s common stock, par value $0.01 per share (the “Common Stock”) entitles its holder to one vote.

Who is soliciting my vote?

The Company’s Board of Directors is soliciting your vote at the Annual Meeting. Proxies may be solicited on the Company’s behalf by Directors, officers or employees in person or by telephone, electronic transmission and facsimile transmission. The Company will pay the cost of soliciting proxies, including reimbursing banks, brokerage firms and others for the reasonable expenses incurred by them for forwarding proxy material on behalf of the Company to you as a beneficial owner of AFC Common Stock.

How does the Board recommend I vote?

Our Board recommends that you vote your shares “FOR” each nominee to the Board, and “FOR” the ratification of the independent registered public accounting firm for the 2005 fiscal year.

How many shares are entitled to vote at the Meeting?

As of the Record Date, 53,446,694 shares of Common Stock were outstanding and entitled to be voted.

How many votes must be present to hold the Meeting?

A quorum (a majority of issued and outstanding shares of Common Stock entitled to vote at the Annual Meeting) must be present either in person or by proxy. Votes withheld from a director nominee, abstentions and broker non-votes will be treated as present at the Annual Meeting for the purpose of determining a quorum, but will not be counted as votes cast. A “broker non-vote” occurs when a broker holding shares for a beneficial owner returns a proxy but does not vote on a particular proposal because the broker does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

What vote is required to approve each item?

A plurality of the votes properly cast is required to elect the director nominees. This means that the director nominee with the most votes for a particular slot is elected for that slot. Only votes “FOR” or “WITHHELD” will affect the outcome. Abstentions are not counted for the election of directors. A majority of the votes properly cast is required to ratify the appointment of the Company’s independent registered public accounting firm.

How do I vote?

You may either vote in person at the Annual Meeting or by proxy without attending the Meeting.

How do I vote by proxy?

If you are a registered shareholder (that is, if you hold Allmerica Financial Corporation stock certificates directly in your name), you may vote by mail. The shares of Common Stock represented by the enclosed proxy will be voted as directed by you, the shareholder, or, if the proxy card is signed and returned without instructions, in favor of the election of the director nominees designated herein, and in favor of the ratification of PricewaterhouseCoopers LLP as AFC’s independent registered public accounting firm for 2005.

If your shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held “in street name”, and these proxy materials are being forwarded to you together with voting instructions. As the beneficial owner, you have the right to direct your broker, trustee or nominee how to vote.

The enclosed proxy also confers discretionary authority with respect to any other proposals that may properly be brought before the Annual Meeting. As of the date of this notice, management is not aware of any other matters to be presented for action at the Annual Meeting. If any other matters properly come before the Annual Meeting, however, the proxies solicited hereby will be voted in accordance with the recommendation of the Board of Directors.

Can I change my vote after I return my proxy card?

Yes, any shareholder giving a proxy may revoke it at any time before it is exercised by delivering written notice thereof to the Company’s Secretary, Allmerica Financial Corporation, 440 Lincoln Street, Worcester, MA 01653. Any shareholder of record attending the Annual Meeting may vote in person whether or not the shareholder has previously filed a proxy. Shares held beneficially in street name may be voted in person only if you obtain and bring to the meeting a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares. Presence at the Annual Meeting by a shareholder who has signed a proxy, however, does not in itself revoke the proxy.

How do participants in the Employees’ 401(k) Retirement Savings Plan or the Agents’ Retirement Plan vote their shares?

If you are a participant in The Allmerica Financial Retirement Savings Plan (formerly named “The Allmerica Financial Employees’ 401(k) Matched Savings Plan”) or The Allmerica Financial Agents’ Retirement Plan and you have shares of Common Stock allocated to your account, you may provide voting instructions to the trustees under the Plans by completing and returning the enclosed proxy card. The trustee will vote the shares allocated to your account in accordance with your duly executed instructions. If you do not send instructions, the trustee will not vote your shares. Your voting instructions will be kept confidential by the trustee.

Who can attend the Meeting?

The Meeting is open to all shareholders of the Company and to invited guests of the Board of Directors. Individuals who hold shares in “street name” may be required to provide a brokerage account statement or some other proof of their share ownership.

AFC’s Annual Report to Shareholders for the fiscal year ended December 31, 2004, including financial statements for AFC and its subsidiaries and the report of PricewaterhouseCoopers LLP thereon, accompanies this Proxy Statement. The Annual Report to Shareholders is neither a part of this Proxy Statement nor incorporated herein by reference.

Who are the largest owners of the Company’s stock?

The following table lists the persons who, to the best of the Company’s knowledge, are “beneficial owners” (as defined in regulations of the Securities and Exchange Commission) of more than 5 percent of the outstanding shares of the Company’s Common Stock as of March 1, 2005.

Name and Address of Principal Shareholder	Shares Beneficially Owned		Percent of Common Stock
Hotchkis & Wiley Capital Management LLC 725 South Figuerora Street, 39th Floor Los Angeles, CA 90017	7,783,920	(1)	14.6

(1)	Based on a Schedule 13G/A dated February 14, 2005 filed by Hotchkis & Wiley Capital Management LLC, which has sole dispositive power over 7,783,920 shares and sole voting power over 6,492,920 shares.

As of March 1, 2005, there were no persons other than Hotchkis & Wiley Capital Management LLC known to AFC to be the beneficial owner of more than 5% of the outstanding shares of Common Stock.

How much stock do the Company’s directors and executive officers own?

The following table sets forth information regarding the number of shares of AFC’s Common Stock beneficially owned as of March 1, 2005 by (i) each director (and director nominee) of AFC, (ii) the named executive officers in the Summary Compensation Table appearing later in this Proxy Statement and (iii) all executive officers and directors (and director nominees) of AFC as a group. This information has been furnished by the persons listed in the table.

Name of Beneficial Owner	Shares Beneficially Owned*		Restricted Stock Units**
Michael P. Angelini	20,953	(1)	—
Frederick H. Eppinger	129,579	(2)	6,481
Gail L. Harrison	4,168	(3)	—
J. Kendall Huber	96,941	(4)	3,002
M Howard Jacobson	10,169		—
John P. Kavanaugh	161,790	(5)	711
Wendell J. Knox	4,204	(6)	—
Nancy L. Leaming	—		—
Robert J. Murray	11,769		—
Edward J. Parry, III	157,867	(7)	1,503
Joseph W. Ramrath	3,500	(8)	—
John R. Towers	3,377	(9)	—
Herbert M. Varnum	13,500	(10)	—
Marita Zuraitis	25,000	(11)	1,533

Directors (and director nominees) and executive officers as a group (16 persons)	746,212	(12)

*	Each of the amounts represents less than 1% of the outstanding shares of Common Stock as of March 1, 2005, except that the shares reported for directors (and director nominees) and executive officers as a group represent 1.4% of such outstanding shares. As to shares listed in this column of the table, each person has sole voting and investment power, except as indicated in other footnotes to this table. Certain directors and executive officers have deferred receipt of certain stock grants, including grants of restricted stock. Deferred stock is held in a rabbi trust (the “Rabbi Trust”), the trustee of which is a subsidiary of State Street Corporation. As of March 1, 2005, the Rabbi Trust held 42,732 shares of AFC Common Stock pursuant to deferrals by directors and executive officers. These shares may be voted by the trustee of the Rabbi Trust. For information regarding specific deferrals, please refer to other columns in the table or the notes below. For executive officers, the amounts include shares underlying options exercisable within 60 days of March 1, 2005.
**

Represents deferred and unvested restricted stock units granted to the named executive officers. Such units were granted on March 5, 2004 and February 25, 2005, respectively, pursuant to a program under which certain officers of the Company may defer and convert a portion of their annual incentive compensation into a number of restricted stock units determined based on the fair market value of the underlying shares of Company Common Stock at the time such compensation would otherwise have been paid. Additional grants were made at such times equal to 15% of the deferred and converted incentive compensation award amounts. All such restricted stock units convert into shares of AFC Common Stock upon vesting, which is three years after the date of grant, provided the officer remains continuously employed until such date.

Restricted stock units may not be disposed of by the holders and carry no voting rights. This table does not include performance-based restricted stock units (see Executive Compensation—Summary Compensation Table, footnote (2)).

(1)	Excludes 5,888 shares held by the Rabbi Trust, the receipt of which Mr. Angelini has deferred.
(2)	Includes 112,500 shares underlying options exercisable within 60 days.
(3)	Excludes 6,869 shares held by the Rabbi Trust, the receipt of which Ms. Harrison has deferred.
(4)	Mr. Huber shares voting and investment power with his wife with respect to 13,941 shares. Includes 83,000 shares underlying options exercisable within 60 days. Excludes 748 shares held by the Rabbi Trust.
(5)	Includes 481 shares held for the benefit of Mr. Kavanaugh by the trustees of the Company’s Retirement Savings Plan (the “401(k) Plan”) and 127,750 shares underlying options exercisable within 60 days.
(6)	Mr. Knox shares voting and investment power with his wife. Excludes 4,485 shares held by the Rabbi Trust, the receipt of which Mr. Knox has deferred.
(7)	Includes 29 shares held for the benefit of Mr. Parry by the trustees of the 401(k) Plan and 133,500 shares underlying options exercisable within 60 days. Excludes 14,255 shares held by the Rabbi Trust.
(8)	Mr. Ramrath shares voting and investment power with his wife.
(9)	Mr. Towers shares voting and investment power with his wife. Excludes 4,035 shares held by the Rabbi Trust, the receipt of which Mr. Towers has deferred.
(10)	Mr. Varnum shares voting and investment power with his wife.
(11)	Includes 25,000 shares underlying options exercisable within 60 days. Excludes 6,452 shares held by the Rabbi Trust.
(12)	Includes 981 shares held by the trustees of the 401(k) Plan, and 577,250 shares underlying options exercisable within 60 days; excludes 42,732 shares held by the Rabbi Trust. See notes 1 through 11 above.

CORPORATE GOVERNANCE

The Board has adopted Corporate Governance Guidelines which can be found on the Company website at http://www.allmerica.com/home/corp_gov/index.html. For a printed copy of the Guidelines, shareholders should contact the Company’s Secretary, Allmerica Financial Corporation, 440 Lincoln Street, Worcester, MA 01653.

There are three nominees for election to our Board this year. All of the nominees except Nancy L. Leaming have served as directors since the last annual meeting. Information regarding the business experience of each nominee is provided below. M Howard Jacobson is retiring from the Board and John R. Towers has decided not to seek re-nomination to the Board. Messrs. Jacobson’s and Towers’ terms expire at the conclusion of this year’s Annual Meeting.

Who are the Nominees for Director?

Wendell J. Knox, 57, has been a director of AFC since 1999. Mr. Knox is President and Chief Executive Officer of Abt Associates, a policy research and business consulting firm, where he has been employed since 1969. Mr. Knox is also a director of Eastern Bank, a mutually owned commercial bank. The Board has determined that Mr. Knox is an independent director, based on the independence standards adopted by the Board and the requirements of the New York Stock Exchange (the “NYSE”).

Mr. Knox is Chairman of the Nominating and Corporate Governance Committee and a member of the Audit Committee.

Robert J. Murray, 63, has been a director of AFC since 1996. He was Chairman of the Board of New England Business Service, Inc. (“NEBS”), a business-to-business direct marketing company, from 1995 until 2004 and served on the Board of Directors of NEBS from 1991 until 2004. He was Chief Executive Officer of NEBS from 1995 through 2003. Prior to joining NEBS, Mr. Murray was an executive officer with The Gillette Company, Inc., a consumer products company. Mr. Murray is also a director of Tupperware Corp., a publicly-traded consumer-direct seller of personal and household products, LoJack Corporation, a publicly-traded automobile security system manufacturer, Delhaize Group, a publicly-traded international food retailer based in Belgium, and IDEXX Laboratories, Inc., a publicly-traded developer, manufacturer, and distributor of products and services for veterinary, food and water testing markets. The Board has determined that Mr. Murray is an independent director, based on the independence standards adopted by the Board and the requirements of the NYSE.

Mr. Murray is Chairman of the Audit Committee.

Nancy L. Leaming, 57, is a nominee for election as a director of AFC. Since 2003, Ms. Leaming has been President and Chief Executive Officer of Tufts Health Plan, a provider of healthcare insurance. From 1998 to 2003, Ms. Leaming served as Tufts Health Plan’s President and Chief Operating Officer, the Chief Operating Officer from 1995 to 1998 and the Chief Operating Officer/Chief Financial Officer from 1986 to 1995. Prior to joining Tufts Health Plan, Ms. Leaming held a variety of management positions in managed care and banking, including Chief Financial Officer of Matthew Thornton Health Plan. Ms. Leaming currently serves as a director of Hologic, Inc., a publicly-traded developer, manufacturer and supplier of medical imaging systems. The Board has determined that, if elected, Ms. Leaming will be an independent director, based on the independence standards adopted by the Board and the requirements of the NYSE.

Who are the Directors Continuing in Office?

Michael P. Angelini, 62, has been a director of AFC since its formation in February 1995 and Chairman of the Board since November 2002, and was a director of First Allmerica Financial Life Insurance Company (“FAFLIC”), a subsidiary of AFC, from 1984 to 1996. Mr. Angelini is Chairman of the law firm of Bowditch & Dewey LLP, Worcester, Massachusetts, with which he has been associated since 1968, and is a director of Commerce Bank & Trust Company, a regional bank headquartered in Worcester, Massachusetts. Mr. Angelini is also a director of Blackstone Medical, Inc, a medical device manufacturer, Fiber Optic Network Solutions, Inc., a manufacturer of passive optical components and fiber optic cable packaging, distribution and connectivity solutions, and L. Hardy Company, Inc., a manufacturer of industrial cutting devices. The Board has determined that Mr. Angelini is an independent director, based on the independence standards adopted by the Board and the requirements of the NYSE.

Mr. Angelini’s term of office as director of AFC expires in 2007.

Frederick H. Eppinger, 46, has been a director and the Chief Executive Officer and President of AFC since August 2003. Prior to joining the Company, Mr. Eppinger was Executive Vice President of Property and Casualty Field and Service Operations for The Hartford Financial Services Group, Inc. From 2000 to 2001, he was Senior Vice President of Strategic Marketing for ChannelPoint, Inc., which specialized in business-to-business technology for insurance and financial service companies. Prior to that, he was a partner in the financial institutions group at McKinsey & Company, an international management consulting firm, which he joined in 1985. Mr. Eppinger began his career as a certified public accountant with Coopers & Lybrand. Mr. Eppinger is an employee of the Company, and therefore is not an independent director.

Mr. Eppinger’s term of office as director of AFC expires in 2006.

Gail L. Harrison, 57, has been a director of AFC since 1995 and was a director of FAFLIC from 1986 to 1996. Since May 2000, Ms. Harrison has been a principal at Powell Tate, a public affairs and communications firm and division of Weber Shandwick Worldwide. From 1981 until joining Powell Tate, she was affiliated with The Wexler Group, a government relations consulting firm, where she was a Founding Principal. The Board has determined that Ms. Harrison is an independent director, based on the independence standards adopted by the Board and the requirements of the NYSE.

Ms. Harrison is a member of the Compensation Committee and the Nominating and Corporate Governance Committee. Her term of office as a director of AFC expires in 2006.

Edward J. Parry, III, 45, has been a director of AFC since December 2003. Mr. Parry is Executive Vice President and Chief Financial Officer of AFC. He has served as Chief Financial Officer of AFC since December 1996. Mr. Parry joined the Company in 1992. Prior to that Mr. Parry worked at the accounting firm then known as Price Waterhouse from 1987 until 1992. Mr. Parry is an employee of the Company, and therefore is not an independent director.

Mr. Parry’s term of office as a director of AFC expires in 2007.

Joseph R. Ramrath, 48, has been a director of AFC since February 2004. Mr. Ramrath has been Managing Director of Colchester Partners LLC, an investment banking and strategic advisory firm, since 2002. Mr. Ramrath was Executive Vice President and Chief Legal Officer of the United Asset Management division of Old Mutual plc, an international financial services firm headquartered in London, England, from 2000 to 2002. Prior to that he was Senior Vice President, General Counsel and Secretary of United Asset Management Corporation from 1996 until its acquisition by Old Mutual in 2000. The Board has determined that Mr. Ramrath is an independent director, based on the independence standards adopted by the Board and the requirements of the NYSE.

Mr. Ramrath is a member of the Audit Committee. His term of office as a director of AFC expires in 2006.

Herbert M. Varnum, 67, has been a director of AFC since 1995 and was a director of FAFLIC from 1979 to 1996. Mr. Varnum was employed by Quabaug Corporation, a manufacturing company, beginning in 1960 and served as its President and Chief Executive Officer from 1982 to 1989, and as its Chairman and Chief Executive Officer from January 1990 until his retirement in June 1995. The Board has determined that Mr. Varnum is an independent director, based on the independence standards adopted by the Board and the requirements of the NYSE.

Mr. Varnum is a member of the Nominating and Corporate Governance Committee. His term of office as a director of AFC expires in 2007.

How does the Board determine which directors are considered independent?

Under NYSE rules, a member of our Board of Directors only qualifies as “independent” if our Board of Directors affirmatively determines that the director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). The Company’s Corporate Governance Guidelines include standards to assist it in determining whether a director has a material relationship with the Company. The standards conform to the standards established by the NYSE.

Our Board of Directors has determined that every director and director nominee is independent under these standards with the exception of Messrs. Eppinger and Parry, who are senior executives of the Company.

There are no family relationships among any of the directors or executive officers of AFC and its subsidiaries.

Who is the director chosen to preside at executive sessions of the Board?

In accordance with the Company’s Corporate Governance Guidelines, each year the Board elects from among its independent members either a non-executive Chairman of the Board or a lead director to serve as the Independent Presiding Director. The duties of the Independent Presiding Director are determined by the Board, and include presiding over executive sessions of non-management directors. Mr. Angelini, as the Chairman of the Board, is the Independent Presiding Director. The Board generally convenes in executive session in connection with regularly scheduled Board meetings (or at other times as deemed appropriate).

How often did the Board meet during fiscal 2004?

The Board of Directors held seven meetings. All of the incumbent directors attended at least 75% of the Board and committee meetings held while they were members during 2004.

What committees has the Board established?

The Board of Directors has standing Audit, Compensation and Nominating and Corporate Governance Committees. The current responsibilities of each of the committees are set forth in their charters, which are available on the Company’s web site www.allmerica.com, under “Corporate Governance”. For a printed copy of any of the committee charters, shareholders should contact the Company’s Secretary, Allmerica Financial Corporation, 440 Lincoln Street, Worcester, MA 01653. The Board of Directors dissolved its Investment Committee in 2004.

Audit Committee
Robert J. Murray (Chair)	Wendell J. Knox
M Howard Jacobson (1)	Joseph P. Ramrath

Compensation Committee
John R. Towers (Chair) (1)	Gail L. Harrison
M Howard Jacobson (1)

Nominating and Corporate Governance Committee
Wendell J. Knox (Chair)	Herbert M. Varnum
Gail L. Harrison
(1) Messrs. Jacobson’s and Towers’ terms expire as of the conclusion of the Annual Meeting, May 17, 2005.

Audit Committee

The Board has made a determination that the members of the Audit Committee satisfy the requirements of the NYSE as to independence, financial literacy and experience and satisfy the independence requirements of the Sarbanes-Oxley Act of 2002. The Board has determined that Messrs. Murray and Ramrath are each Audit Committee financial experts, as defined by SEC regulations. The Audit Committee, among other matters, is responsible for the retention, oversight and, when deemed appropriate, termination of the Company’s independent registered public accounting firm. The Audit Committee reviews the arrangements for and the results of the auditors’ examination of the Company’s books and records, auditors’ compensation, internal accounting control procedures, and activities and recommendations of the Company’s internal auditors. It also reviews the Company’s accounting policies, control systems and compliance activities. The Audit Committee annually reviews and reassesses the adequacy of its charter. The Board of Directors approved a revised Audit Committee Charter in March 2005. The revised charter is attached to this Proxy Statement as Exhibit A. The committee held nine meetings during 2004.

Compensation Committee

The Compensation Committee has oversight responsibility with respect to compensation matters involving directors and executive officers of AFC; produces an annual report on executive compensation for inclusion in the Company’s proxy statement; provides general oversight of the Company’s compensation structure, including compensation plans and benefits programs; and retains and approves the terms of the engagement of any outside compensation consultants retained by the committee, among other responsibilities set forth in the committee’s charter. The committee met seven times in 2004.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee advises and makes recommendations to the Board on all matters concerning directorship and corporate governance practices and the selection of candidates as nominees for election as directors. The committee recommended this year’s candidates for reelection and recommends Board member committee assignments to the full Board of Directors. The committee met six times in 2004.

What is the process for consideration of Director Nominees?

The Nominating and Corporate Governance Committee may identify candidates for nomination to the Board through several resources, including recommendations of non-management directors, shareholders, the Chief Executive Officer, other executive officers, an outside search firm or other resources. Committee members may, as appropriate under the circumstances, review the backgrounds of candidates in light of the current needs of the Board, interview qualified candidates, conduct inquiries with references and review available information pertaining to the candidate’s qualifications.

Director Qualifications

The Nominating and Corporate Governance Committee believes that members of the Board and nominees for election to the Board should possess high personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the shareholders. To maintain a majority of independent directors on the Board, as required by the Corporate Governance Guidelines established by the Board, the committee has a strong preference that nominees meet the independence standards established by the Board. Board members and nominees should demonstrate initiative, be participatory and contribute a perspective based on practical experience and mature judgment. The Board seeks members who represent a broad array of experiences and expertise in the context of the evolving needs of the Board. When evaluating a candidate for Board membership, the Nominating and Corporate Governance Committee and the Board will consider these factors, as well as diversity, age and availability to serve. In addition, without the approval of the Nominating and Corporate Governance Committee, nominees who are Chief Executive Officers (or others with similar responsibilities) should serve on no more than two other public company boards, and other nominees should serve on no more than three other public company boards.

Shareholder Nominees

The Nominating and Corporate Governance Committee will consider qualified director candidates recommended in writing by shareholders. Shareholders who wish to suggest qualified candidates for consideration by the committee may do so by writing to the Secretary of the Company, Allmerica Financial Corporation, 440 Lincoln Street, Worcester, Massachusetts 01653, giving the candidate’s name, biographical data, qualifications and confirmation that the candidate has agreed to serve if nominated and elected. All such submissions will be forwarded to the committee chairman. To allow the committee sufficient time to consider a candidate in advance of an annual meeting, shareholders should submit recommendations to the Secretary of the Company no later than December 31 of the year prior to the annual meeting. Shareholder-proposed candidates who meet the committee’s minimum qualification standards, discussed in the preceding paragraph, will be evaluated in the same manner as other candidates considered by the committee for Board nomination.

Pursuant to the Company’s by-laws, shareholders seeking to nominate a candidate for election to the Board of Directors without the approval of the Nominating and Corporate Governance Committee must deliver written notice of such nomination to the Company’s Secretary not less than 60 days nor more than 90 days prior to the Annual Meeting. The notice must set forth the name, address and AFC stockholdings of the shareholder submitting the nomination, as well as information concerning the nominee that is required to be disclosed pursuant to the Securities Exchange Act of 1934, as amended, in a proxy statement soliciting proxies for the election of such nominee as a director, including a signed consent of the nominee to be named in a proxy statement and to serve as a director, if elected. In addition, the notice must be accompanied by a petition signed by at least 100 record holders of AFC Common Stock representing in the aggregate at least one percent of the outstanding shares entitled to vote on the election of directors.

How can shareholders communicate with the Board?

Shareholders can communicate with the Board of Directors, including the non-management directors and the Independent Presiding Director (the Chairman of the Board), either by writing to the Allmerica Board of Directors, Attn: Corporate Secretary, 440 Lincoln Street, Worcester, Massachusetts, 01653, or by calling 1-866-656-4232. An independent third-party service answers all calls to this toll-free telephone number, and passes the caller’s information on to our General Counsel and our Director of Internal Audit, who in turn transmit the information to the appropriate member of the Board. Communications may be anonymous or confidential. Complaints relating to Allmerica’s accounting, internal accounting controls or auditing matters will be referred to the Chairman of the Audit Committee. Other concerns will be referred to the Chairman of the Board. All shareholder-related complaints and concerns will be received, processed and acknowledged by the Allmerica Board. Further information regarding communications with the Board of Directors may be found at the Company’s web site, www.allmerica.com under “Corporate Governance—Contact Allmerica Board”.

Are directors expected to attend annual meetings?

All directors are expected to attend the Company’s annual shareholders’ meetings. All directors were present at last year’s annual meeting.

How are the directors compensated?

For the period from the 2004 Annual Meeting of Shareholders to this year’s Annual Meeting, non-employee directors received an annual retainer consisting of 1,500 shares of AFC Common Stock issued pursuant to the Amended and Restated Non-Employee Director Stock Ownership Plan and a cash payment of $20,245. The Compensation Committee intended the value of the shares granted to each non-employee director (established as of the close of business on May 5, 2004) and the cash payment to equate to an annual retainer of $73,000. The Board of Directors voted on March 15, 2005 to maintain the annual retainer at $73,000 for the period beginning immediately after the Annual Meeting and until the 2006 Annual Meeting, but to pay such retainer 50% in shares of Common Stock based on the stock price on the date of grant (or as close as practicable to 50% without the issuance of fractional shares) and the balance to be paid in cash. Directors who are employees of the Company receive no additional compensation for their services as members of the Board.

In addition to the annual retainer, Mr. Angelini received a fee of $60,000 as Chairman of the Board, chairpersons of committees received a $5,000 annual retainer, and non-employee directors of AFC received $1,500 for each meeting of the Board of Directors that they attended. Committee members received $1,000 for each meeting of their committee that they attended. For the upcoming period until the 2006 Annual Meeting, the retainer for chairing the Audit Committee was increased to $10,000 and the retainer for chairing each of the Compensation Committee and the Nominating and Corporate Governance Committee was increased to $7,500. In addition, Board meeting fees were increased to $2,200 and committee meeting fees were increased to $1,500.

Directors who are unable to attend, in person, meetings of the Board or any committee of which they are members, but who fully participate in any substantive meeting telephonically, or directors who participate in substantive telephone meetings, are paid a fee equal to one-half the regular Board or committee fee. All directors are reimbursed for reasonable travel and other expenses of attending meetings of the Board of Directors and its committees. Directors are eligible to purchase certain of the Company’s insurance products at rates or with features available to the Company’s employees generally. The Company provides Mr. Angelini with appropriate office space and secretarial assistance at the Company’s headquarters.

Directors may defer receipt of their cash and stock compensation. Deferred cash amounts are accrued in a memorandum account that is credited with interest based on the so-called General Agreement on Tariffs and Trade (GATT) rate (5.12% in 2004; 4.89% in 2005). At the election of each director, cash deferrals of meeting fees and the retainer may be converted to AFC stock at the time of deferral, with such stock issued pursuant to the Amended and Restated Non-Employee Director Stock Ownership Plan.

Director Retirement Policy

It is the policy of the Board of Directors that a director retires at the Annual Meeting of Shareholders following his or her attainment of age 70. A director who is first elected to the Board after the age of 65, however, may defer retirement until the Annual Meeting of Shareholders following his or her attainment of age 72.

ITEM I

ELECTION OF DIRECTORS

The Board of Directors currently has ten members and consists of three classes as nearly equal in number as possible, whose terms end in successive years. After this year’s Annual Meeting, the Board will consist of nine members. Two of the directors whose terms will expire at this year’s Annual Meeting, Wendell J. Knox and Robert J. Murray, have been nominated for re-election and Nancy L. Leaming has been nominated for election, each for a three-year term ending after the 2008 Annual Meeting of Shareholders. Ms. Leaming was recommended for consideration of the Nominating and Corporate Governance Committee as a potential director candidate by a non-management member of the Board. The Nominating and Corporate Governance Committee subsequently recommended her nomination to the Board of Directors. M Howard Jacobson will be retiring from the Board after this year’s Annual Meeting of Shareholders and John R. Towers has decided not to seek re-nomination.

The Board of Directors recommends a vote FOR all nominees. All nominees have indicated their willingness to serve and, unless otherwise directed, it is intended that proxies received in response to this solicitation will be voted in favor of the election of the nominees.

In the event that any of the nominees should be unavailable to serve as a director, it is intended that the proxies will be voted for the election of such substitute nominees, if any, as shall be designated by the Board of Directors. Management has no reason to believe that any of the nominees will be unavailable to serve.

Information as to each nominee and as to directors continuing in office can be found under the section of this Proxy Statement entitled “Corporate Governance”.

ITEM II

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The firm of PricewaterhouseCoopers LLP has been appointed by the Audit Committee of the Board of Directors to be AFC’s independent registered public accounting firm for 2005. Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from shareholders.

The Board of Directors recommends that you vote FOR the proposal to ratify the selection of the firm of PricewaterhouseCoopers LLP as the independent registered public accounting firm for AFC for 2005. If ratification is not obtained, the Audit Committee will reconsider the appointment.

Fees Incurred by AFC from PricewaterhouseCoopers LLP

The following table shows the fees paid or accrued by AFC for the audit and other services provided by PricewaterhouseCoopers LLP for fiscal 2004 and 2003:

	2004	2003
Audit Fees (1)	$3,274,000	$1,869,000
Audit-Related Fees (2)	$355,000	$156,000
Tax Fees (3)	$60,000	$130,000
All Other Fees (4)	$206,000	$427,000

(1)	Audit fees represent fees for professional services provided in connection with the audit of our financial statements, the review of our quarterly financial statements, and audit services provided in connection with other statutory or regulatory filings. In 2004, audit fees also include the audit of our internal controls over financial reporting in accordance with the requirements of the Sarbanes-Oxley Act of 2002 and the Public Company Accounting Oversight Board.
(2)	Audit-related fees consisted primarily of internal control consulting, benefit plan audits, attestation services and accounting consultations in connection with proposed transactions.
(3)	Tax fees principally included IRS interest calculation reviews, and assistance with a tax examination.
(4)	Other services included employee benefit plan consulting services.

Pre-Approval Policy

The Audit Committee is required to pre-approve all services performed by the independent auditor. At the beginning of each annual audit cycle, the Audit Committee pre-approves certain categories of audit, audit-related and other services, but such projects with fees equal to or greater than $250,000 must be specifically approved.

The Chairman of the Audit Committee (or, in his absence, any other member of the Audit Committee) has the authority to pre-approve other audit-related and non-audit services to be performed by AFC’s independent auditors and associated fees, provided that any decisions to pre-approve such audit-related or non-audit services and fees are reported to the full Audit Committee at its next regular meeting. During 2004, the Audit Committee pre-approved all services performed by the independent auditor, including non-audit services, in accordance with the policy set forth above.

Audit Committee Report

Review of Audited Financial Statements with Management

The Audit Committee reviewed and discussed with management the audited financial statements of the Company for the year ended December 31, 2004.

Review of Financial Statements and Other Matters with Independent Auditors

An integral part of the audit process is to ensure that the Audit Committee receives information regarding the scope and results of the audit. Various communication requirements pertaining to the conduct of an audit exist to enhance the information flow and to assist the Audit Committee in discharging its oversight responsibility. In this regard, the Audit Committee discussed with the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP, the matters required to be discussed by SAS 61, Communication with Audit Committees (Codification of Statements on Auditing Standards, AU Section 380), as modified. The Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with PricewaterhouseCoopers its independence from the Company. The Audit Committee has considered whether the provision of the non-audit professional services to the Company in 2004 is compatible with maintaining PricewaterhouseCoopers’ independence from the Company.

Recommendation that Financial Statements be Included in Annual Report

Based on the reviews and discussions referred to above and relying thereon, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 for filing with the Securities and Exchange Commission (the “Commission”).

Other Matters

The Audit Committee satisfied its responsibilities under its Charter for the year 2004.

In accordance with the rules of the Commission, this report is not to be deemed “soliciting material,” or deemed to be “filed” with the Commission or subject to the Commission’s Regulation 14A, other than as provided in Item 306 of Regulation S-K, or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically requests that the information be treated as soliciting material or specifically incorporates it by reference in documents otherwise filed.

March 14, 2005

AUDIT COMMITTEE

Robert J. Murray, Chair

M Howard Jacobson

Wendell J. Knox

Joseph R. Ramrath

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth all plan and non-plan compensation awarded to, earned by, or paid to the Chief Executive Officer of AFC and the four other most highly compensated executive officers of AFC (collectively, the “Named Executive Officers”).

		Annual Compensation			Long Term Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Other Annual Compen- sation ($)(2)	Restricted Stock Awards ($)(3)	Securities Underlying Options (#)	All Other Compen- sation ($)(4)
Frederick H. Eppinger	2004	788,462	1,756,000	246,219	1,482,722	150,000	6,150
President and Chief Executive	2003	285,577	400,000	—	—	300,000	500,000
Executive Officer (5)	2002	—	—	—	—	—	—

Edward J. Parry, III	2004	487,500	823,000	—	498,026	100,000	6,150
Executive Vice President and	2003	450,000	385,000	—	—	60,000	506,000
Chief Financial Officer	2002	384,154	200,000	—	—	50,000	5,500

Marita Zuraitis	2004	355,769	860,000	—	699,883	100,000	250,000
President, Allmerica	2003	—	—	—	—	—	—
Property and Casualty Companies (6)	2002	—	—	—	—	—	—

J. Kendall Huber	2004	375,000	538,000	—	202,986	40,000	6,150
Senior Vice President and	2003	375,000	212,000	—	—	40,000	356,000
General Counsel	2002	333,846	125,000	—	—	33,000	5,500

John P. Kavanaugh	2004	370,000	325,000	—	177,116	35,000	6,150
Vice President and	2003	370,000	188,000	—	—	40,000	6,000
Chief Investment Officer	2002	370,000	127,000	—	—	45,000	5,500

(1)	Amounts represent bonuses earned pursuant to the Company’s 2004 Short-Term Incentive Compensation Plan.
(2)	The amount shown for Mr. Eppinger includes $245,598 for relocation expenses.
(3)	Amounts reflect the value of certain restricted stock units awarded in 2004 under two programs described below. Such awards were made under the Company’s Long-Term Stock Incentive Plan as follows:

Performance-Based Restricted Stock Units

In 2004, the Named Executive Officers and certain other officers were granted a targeted number of performance-based restricted stock units. The performance-based restricted stock units vest after three years from grant date (provided the recipient remains continuously employed by the Company until such date) and if the Company’s property and casualty operations achieve a specified return on equity for the year 2006. The actual performance-based restricted stock unit award may be as low as zero, and as high as 150% of the targeted award shown in the table, based on the return on equity actually achieved. The performance-based restricted stock units do not have dividend equivalency or voting rights. Upon vesting (February 27, 2007, except April 19, 2007 for Ms. Zuraitis, subject in each case to achievement of specified performance targets), such units are converted into an equivalent number of shares of Company Common Stock. See “Change in Control Arrangements” below for vesting provisions in the event of a change in control of the Company.

The amounts included in the table above reflect the closing price on the New York Stock Exchange of the Company’s Common Stock on the grant date based upon the target number of units awarded (February 27, 2004; $36.88; Mr. Eppinger, 40,000 shares/$36.88; Mr. Parry, 13,300 shares/$36.88; Ms. Zuraitis, 19,452 shares/$35.98 (Ms. Zuraitis joined the Company on April 19, 2004; the date of grant of such units for Ms. Zuraitis); Mr. Huber 5,300 shares/$36.88; and Mr. Kavanaugh, 4,700 shares/$36.88.

Deferral and Conversion Program

Also, in 2004, certain officers of the Company were permitted to defer and convert a portion of their 2003 annual incentive compensation into a number of restricted stock units determined based on the fair market value of the underlying shares at the time such compensation would otherwise have been paid (March 5, 2004; $37.80 per share). An additional grant was made at such time equal to 15% of the deferred and converted incentive compensation award amounts. Such restricted stock units convert into shares of AFC Common Stock upon vesting, which is three years after the date of grant (March 5, 2007). In the event the officer is not continuously employed by the Company through the vesting date, then all such restricted stock units are forfeited, although the Company will reimburse the officer for the amount of incentive compensation initially deferred and converted, plus interest (5.12% in 2004; 4.89% in 2005). These restricted stock units do not have voting rights, but do carry deferred dividend equivalency rights to the extent dividends are declared on the underlying shares of Common Stock. See “Change in Control Arrangements” below for vesting provisions in the event of a change in control of the Company.

The amounts included in the table above reflect only the value of the 15% additional grant since the cash value of the portion of the 2003 incentive compensation award which was deferred and converted is included in the “Bonus” column above. The following are the bonus amounts deferred by each named executive officer and the number of restricted stock units granted, including the 15% additional grant, based on the Common Stock closing price on the NYSE on the conversion date, March 5, 2004 ($37.80): Mr. Eppinger, $50,000/1,503 shares; Mr. Parry, $50,000/1,503 shares; Mr. Huber, $50,000/1,503 shares; and Mr. Kavanaugh, $25,000/711 shares. A similar program permitted such deferral and conversion of a portion of the 2004 annual incentive compensation, which was payable in February 2005.

The amount shown for Ms. Zuraitis also includes 6,452 shares of restricted stock awarded when she began her employment, on April 19, 2004, with a grant date value of $35.98 per share. The restrictions on these shares lapse three years after the date of grant, provided Ms. Zuraitis is continuously employed by the Company through the vesting date.

The aggregate holdings and market value of restricted stock units (including the targeted number of performance-based restricted stock units granted) as of December 31, 2004 ($32.83), for each individual are: Mr. Eppinger, 41,503 shares/$1,362,543; Mr. Parry, 14,803 shares/$485,982; Ms. Zuraitis, 19,452 shares/$638,609; Mr. Huber, 6,803 shares/$223,342; and Mr. Kavanaugh, 5,411 shares/$177,643.

(4)	Amounts shown reflect payments made to each of the eligible Named Executive Officers (except Ms. Zuraitis) by the Company in the form of employer contributions to each Named Executive Officer’s 401(k) account pursuant to the Company’s 401(k) Plan. The amount shown for Mr. Eppinger in 2003 consists of a $300,000 sign-on bonus, the proceeds of which (net of estimated income taxes on such bonus) were used by Mr. Eppinger to purchase AFC Common Stock, and $200,000 paid to Mr. Eppinger to facilitate his purchase of an additional amount of stock to match that purchase. The amount for Ms. Zuraitis reflects a sign on bonus. The amounts shown for Messrs. Parry and Huber in 2003 include one-time retention payments of $500,000 and $350,000, respectively.
(5)	Mr. Eppinger joined the Company effective August 28, 2003.
(6)	Ms. Zuraitis joined the Company effective April 19, 2004.

Option Grants in Last Fiscal Year

The following table contains information concerning stock options granted to the Named Executive Officers in 2004. The Company has not granted stock appreciation rights to any of its Named Executive Officers. All of the stock options were granted pursuant to the Company’s Long-Term Stock Incentive Plan.

Individual Grants

Name	Number of Securities Underlying Options Granted (#)(1)	Percent of Total Options Granted to Employees in 2004	Exercise or Base Price ($ per share)	Expiration Date	Grant Date Present Value(2)
Frederick H. Eppinger	150,000	8.9%	$36.88	02/27/2014	$1,539,468
Edward J. Parry, III	100,000	5.9%	$36.88	02/27/2014	$1,026,313
Marita Zuraitis	100,000	5.9%	$35.98	04/19/2014	$1,004,953
J. Kendall Huber	40,000	2.4%	$36.88	02/27/2014	$410,525
John P. Kavanaugh	35,000	2.1%	$36.88	02/27/2014	$359,210

(1)	The securities underlying the options granted were shares of the Company’s Common Stock. The options granted become exercisable in 25% increments on the first and second anniversaries with the remaining 50% becoming exercisable on the third anniversary of the date of grant.
(2)	In accordance with Securities and Exchange Commission rules, the Black-Scholes option pricing model was chosen to estimate the grant date present value of the options set forth in the table. The Company’s use of the model should not be construed as an endorsement of its accuracy at valuing options. All stock option valuation models, including the Black-Scholes model, require a prediction about the future movement of the stock price. The following assumptions were made for purposes of calculating the Grant Date Present Value for the February 27, 2004 grants: options exercised from 2.5 to 5 years, stock price volatility of 29.91%, dividend yield of 0.0%, risk-free interest rate of 2.61% and no adjustment made for forfeitures or transferability. The following assumptions were made for purposes of calculating the Grant Date Present Value for the April 19, 2004 grant: options exercised from 2.5 to 5 years, stock price volatility of 28.76%, dividend yield of 0.0%, risk-free interest rate of between 2.36-3.42% and no adjustment made for forfeitures or transferability. The real value of the options depends upon the actual performance of the Company’s Common Stock during the applicable period.

Year-End 2004 Option Value Table

The following table sets forth information for the Named Executive Officers regarding options to acquire shares of the Company’s Common Stock held as of December 31, 2004. All of the stock options were granted pursuant to the Company’s Long-Term Stock Incentive Plan.

Name	Number of Securities Underlying Unexercised Options at Year-End 2004 Exercisable/Unexercisable	Value of Unexercised In-the-Money Options at Year-End 2004 ($)(1) Exercisable/Unexercisable	Shares acquired on exercise (#)	Value realized ($)
Frederick H. Eppinger	75,000/375,000	693,750/2,081,250	—	—
Edward J. Parry, III	68,500/170,000	268,350/805,050	—	—
Marita Zuraitis	0/100,000	0/0	—	—
J. Kendall Huber	42,500/90,500	178,900/536,700	—	—
John P. Kavanaugh	86,500/87,500	242,860/536,700	—	—

(1)	Calculated based on the difference between the option exercise price and $32.83, the closing price per share of the Company’s Common Stock on the New York Stock Exchange Composite Tape on December 31, 2004.

Equity Compensation Plan Information

The following table sets forth information as of December 31, 2004 with respect to compensation plans under which equity securities of the Company are authorized for issuance:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans(2)
Equity compensation plans approved by security holders	6,052,292	$37.83	2,475,034
Equity compensation plans not approved by security holders	—	—	—
Total	6,052,292		2,475,034

(1)	Includes 190,633 shares of Common Stock which may be issued upon vesting of outstanding restricted stock units or performance-based restricted stock units (assuming the maximum award amount). The weighted-average exercise price does not take these awards into account.
(2)	Includes 2,449,108 shares available for future issuance under the Long-Term Stock Incentive Plan (all of which may be issued pursuant to stock options), and 25,926 shares available for issuance under the Amended and Restated Non-Employee Director Stock Ownership Plan (all of which may be issued as stock awards but not stock options). The Long-Term Stock Incentive Plan provides that no more than 25% of the total number of shares available under the plan may be granted as restricted stock. The number of shares available for future issuance under the Long-Term Stock Incentive Plan was determined based on the formula set forth in that plan, projected forward to the end of the plan’s ten-year term. The formula provides that the number of shares available for issuance under the Long-Term Stock Incentive Plan increases annually by an amount equal to 1.25% of the number of shares of AFC Common Stock outstanding at the start of each year.

Severance and Non-Solicitation Agreements

The Company’s offer letter to Mr. Eppinger provides that if Mr. Eppinger’s employment is terminated by the Company without cause, independent of a change in control, he will receive severance equal to one times the sum of his base salary and target bonus.

All of the Company’s Named Executive Officers are subject to various non-solicitation agreements with the Company. These arrangements generally provide that, during employment and for a period of either one or two years after termination, the executive officer will not recruit or solicit, attempt to induce, or assist or encourage others to recruit or solicit, any employee, agent or broker of the Company to terminate employment with the Company. These arrangements also generally prohibit the executive officers from soliciting the business or patronage of any policyholders or existing or prospective clients, customers or accounts of the Company that were contacted, solicited or served while the executive officer was employed by the Company. Finally, in some cases these arrangements also provide that all proprietary information relating to the Company’s business and all software, works of authorship and other developments created during employment by the Company are the sole property of the Company.

Change in Control Arrangements

Messrs. Parry, Huber, and Kavanaugh and certain other officers of the Company participate in the Allmerica Financial Corporation Employment Continuity Plan (the “Employment Continuity Plan”) (Mr. Eppinger and Ms. Zuraitis do not currently participate in such plan). In the event of a Change in Control (defined below) of the Company and subsequent involuntary or constructive termination of a participant within a two-year period after the Change in Control, or voluntary termination of a participant in the 13th month after a Change in Control, the Employment Continuity Plan authorizes the payment of specified benefits to eligible participants. These include a lump-sum cash payment equal to a Multiplier (defined below) times the sum of a participant’s base salary, target bonus for the year in which the Change in Control occurs and the amount that otherwise would have been credited under the Company’s pension plan sponsored by the Company or its affiliates. The Multiplier is three (3) for Messrs. Huber and Parry, and two (2) for Mr. Kavanaugh. Additionally, the Employment Continuity Plan provides for continued coverage under the health and welfare benefit plans sponsored by the Company and its affiliates, an amount equal to the participant’s target bonus pro-rated for service performed in the year of termination, and outplacement services. Participants are also entitled to a gross-up payment when the Change in Control payment or other benefit under the plan is subject to the excise tax imposed by section 4999 of the Internal Revenue Code.

For purposes of the Employment Continuity Plan, a Change in Control is defined as follows: (i) a change in the composition of the Board of Directors such that the Incumbent Directors (as defined in the Employment Continuity Plan) at the beginning of any consecutive twenty-four month period cease to constitute a majority of the Board; (ii) any person or group is or becomes the beneficial owner of 35% or more of the Company’s voting stock outstanding; (iii) a merger or consolidation of the Company or any affiliate that requires shareholder approval, unless the shareholders immediately prior to the merger or consolidation own more than 50% of the total voting stock of the successor corporation or a majority of the board of directors of the successor corporation were Incumbent Directors immediately prior to the merger or consolidation; (iv) the approval by shareholders of a sale of all or substantially all of the Company’s assets and such sale is consummated; or (v) the approval by shareholders of a plan of liquidation or dissolution of the Company.

In the event of a Change in Control, for all stock awards and stock options granted to a participant pursuant to the Company’s Long-Term Stock Incentive Plan that do not otherwise vest immediately after the Change in

Control, the participant will be paid a lump sum amount equal to (i) the fair market value of all stock awards as of the date of the Change in Control (excluding stock options) and (ii) with respect to stock options, the excess of the fair market value of the Company’s Common Stock as of the date of the Change in Control over the stock option exercise price.

Mr. Eppinger’s offer letter provides that he will receive two times the sum of his base salary and target bonus in the event of a change in control, and Ms. Zuraitis’s offer letter provides that she will be recommended to participate in the Employment Continuity Plan at such time as the Compensation Committee adopts a new plan applicable to the then current executive officers of the Company.

The Long-Term Stock Incentive Plan provides that, in the event of a change in control and unless the Compensation Committee determines otherwise, (i) stock options will be cashed out based on the excess of the change in control price (or fair market value, depending on the circumstances) of the Company’s Common Stock over the stock option exercise price, and (ii) outstanding restricted stock/restricted stock units, including targeted performance-based restricted stock unit awards, become non-forfeitable. The Compensation Committee may determine, however, that in lieu of implementing these change in control provisions, outstanding awards will be honored, assumed or replaced with new equity awards issued by the participant’s employer following the change in control. The definition of “change in control” in the Long-Term Stock Incentive Plan is consistent with the definition in the Employment Continuity Plan, except that the Long-Term Stock Incentive Plan definition does not include approval by shareholders of a plan of liquidation or dissolution of the Company.

Pension and Retirement Benefits

Pension Plan

The Company maintains a tax-qualified, noncontributory defined benefit pension plan (the “Pension Plan”) for the benefit of eligible employees. Prior to January 1, 1995, the Pension Plan benefit formula (the “Prior Plan Formula”) was based upon a percentage of each participant’s final average compensation multiplied by his or her years of credited service, to a maximum of 35 years.

Benefits under this formula were generally frozen for all employees as of December 31, 1994 and effective January 1, 1995, the Pension Plan was modified to provide for a cash balance plan formula (the “Cash Balance Formula”). Each year while this formula was in effect, the Company allocated an amount equal to a percentage of a participant’s eligible compensation (generally, salary and short-term incentive compensation, up to the Federal limits) to a separate memorandum account established for the participant. At the end of each year, the Company set the allocation percentage based in part on Company performance. However, effective December 31, 2004, benefits under the Cash Balance Formula were also frozen and future annual contributions to participant memorandum accounts were discontinued. The final allocation of 5.5% of 2004 eligible compensation was posted to eligible participant accounts on March 1, 2005. Although future annual contributions have been discontinued, interest based on the so-called General Agreement on Tariffs and Trade (“GATT”) rate will continue to be applied to participant memorandum accounts.

The Company also maintains an excess benefit plan, which provides eligible individuals with the difference between the benefits calculated under the Pension Plan (under both the Prior Plan Formula and Cash Balance Formula), without regard to Federal limitations and the maximum amount that may be paid from the Pension Plan under Federal tax laws (the “Excess Benefit Plan”). Benefits under this unfunded, non-qualified plan were also frozen effective December 31, 2004.

For purposes of reporting projected benefits in this Proxy Statement, benefit amounts for the Named Executive Officers were calculated under both the Prior Plan Formula and Cash Balance Formula, together with benefits under the Excess Benefit Plan. Amounts in the Cash Balance Plan memorandum accounts were projected to age 65 assuming an annual interest rate of 5% for all executives, which is consistent with the actuarial assumptions of the Pension Plan. Because they joined the Company after the Prior Plan Formula was frozen, Messrs. Eppinger and Huber receive no benefits under this formula. Also, Mr. Eppinger has not yet satisfied the vesting requirements under the Cash Balance Formula. Ms. Zuraitis will receive no benefits under the Pension Plan (under either the Prior Plan Formula or the Cash Balance Formula) since all benefits were frozen prior to her eligibility to participate.

Based on the assumptions set forth above, the total estimated annual single life monthly annuity retirement benefits under the Pension Plan (including under both the Prior Plan Formula and the Cash Balance Formula) and the Excess Benefit Plan payable at the normal retirement age of 65 for the Named Executive Officers are as follows: Mr. Eppinger, $280.03; Ms. Zuraitis, $0; Mr. Parry, $6,477.91; Mr. Huber, $1,523.06, and Mr. Kavanaugh, $6,846.51.

401(k) and Deferred Compensation Plans

The Company also maintains the Allmerica Financial Retirement Savings Plan (formerly known as the “Allmerica Financial Employees’ 401(k) Matched Savings Plan”), which is a 401(k) retirement savings plan (the “401(k) Plan”). The 401(k) Plan, which formerly provided a 50% match on the first 6% of eligible compensation, was enhanced effective January 1, 2005 to provide a 100% match on the first 5% of eligible compensation deferred to the 401(k) Plan, and a Company contribution of 3% of eligible compensation, regardless of whether or not a participant defers compensation to the 401(k) Plan. Eligible compensation generally consists of salary and short-term incentive compensation, up to the Federal limits for qualified 401(k) plans.

In connection with the 401(k) Plan, the Company established, effective January 1, 2005, the Non-Qualified Retirement Savings Plan, which provides for eligible officers of the Company, including each of the Named Executive Officers, (i) a 5% additional employer contribution on total eligible compensation in excess of Federal limits (contingent upon satisfaction of maximum contributions to the 401(k) Plan), and (ii) a 3% employer contribution on total eligible compensation in excess of the Federal limits. This plan is unfunded and non-qualified.

Finally, the Company maintains unfunded, non-qualified plans pursuant to which eligible officers of the Company, including the Named Executive Officers, can defer receipt of up to 12.5% of their base salaries and up to 100% of their short-term incentive compensation awards. Amounts deferred are credited with interest based on the GATT rate.

Compensation Committee Report

The Compensation Committee (the “Committee”) is responsible for reviewing and establishing the Company’s compensation practices and policies. The Committee recommends to the independent members of the Board the compensation level (including base and incentive compensation) of the Chief Executive Officer and approves the compensation levels of other senior executive officers (“Senior Executives”), including the Named Executive Officers. In addition, the Committee reviews the compensation plan structure for other senior officers. The Committee also reviews and recommends for Board approval all Board and committee compensation. In executing its compensation responsibilities, the Committee utilizes the assistance of one or more independent compensation consulting firms selected by the Committee. No member of the Committee is a former or current officer or employee of the Company or any of its subsidiaries. The Board has affirmatively determined the independence of each member of the Committee, based on the independence standards adopted by the Board, and the independence requirements of the New York Stock Exchange. In addition, each member of the Committee qualifies as a non-employee director under Securities and Exchange Commission Rule 16(b)-3 and as an outside director under Internal Revenue Code Section 162(m). The independent members of the full Board of Directors have final authority to approve the compensation of the Chief Executive Officer.

Compensation Philosophy.

The objectives of our executive compensation program are:

•	to attract and retain individuals key to the future success of AFC and its subsidiaries,

•	to motivate executives to achieve the business objectives of AFC,

•	to adhere to a pay-for-performance philosophy aligned with the achievement of the Company’s key financial and operating goals, and

•	to align the long-term interests of executives with those of shareholders.

Components of Compensation.

The principal components of the executive compensation program are base salary, performance-based annual incentive compensation and long-term incentive compensation. Annual base salaries of the Named Executive Officers and other key executives are set at levels considered to be competitive with amounts paid to executive officers with comparable qualifications, experience and responsibilities at insurance and financial services companies with whom the Company competes for executive talent, based on published surveys, proxy and other information.

The Company maintains an annual incentive compensation program, which for executive officers is administered pursuant to the Company’s Short-Term Incentive Compensation Plan, providing supplementary cash compensation (bonuses) to key employees who contribute materially to the success of the Company and its subsidiaries. Annual incentive compensation is targeted at a percentage of annual salary ranging from 60% to 90% for the Named Executive Officers other than Mr. Eppinger, and 120% for Mr. Eppinger, with the opportunity to increase such awards by up to two times if certain financial stretch goals are obtained. During 2004, annual incentive compensation under this program was tied to the achievement of significant financial performance goals, including property and casualty companies’ segment earnings per share, life company segment income excluding certain non-cash items, and business unit operating income, as well as individual performance. The pool out of which bonuses were paid to executive officers for 2004 was determined in accordance with plan terms and the Committee determined that the key Company financial targets were significantly exceeded in 2004. The financial performance goals approved by the Committee for the 2005 short-term incentive compensation program use the same general performance criteria as the 2004 program, with different specific targets.

The Company awards long-term incentive compensation under AFC’s Long-Term Stock Incentive Plan (the “Stock Plan”), which provides restricted stock and performance-based restricted stock unit grants, stock options and other stock-based compensation intended to promote superior performance over a longer period of time. Awards under the Stock Plan are intended to attract and retain executives and to satisfy the objectives of linking executives’ long-term interests with those of the shareholders and to encourage stock ownership in the Company. Factors considered in determining executives’ award grants under the Stock Plan include the contribution of each executive to the long-term performance of AFC and the importance of such executive’s responsibilities within the organization.

For 2004, the Committee provided eligibility for executives and key employees of the Company for grants of stock options, restricted stock units and performance-based restricted stock units under the terms of the Stock Plan. Stock options provide executives with the opportunity to acquire an equity interest in the Company and to participate in created shareholder value as reflected in growth in the price of the Common Stock. The option exercise price equals 100% of the fair market value of the Common Stock on the date of option grant, thereby ensuring that plan participants will derive benefits only as shareholders realize corresponding gains. To ensure a long-term perspective and encourage retention, options vest over a three-year period and have a maximum ten-year term. Grants of performance-based restricted stock units in 2004 vest in 2007 only if the Company’s property and casualty operations achieve a specified return on equity for the calendar year 2006. The Committee approved the use of each of these long-term incentives again in 2005.

During 2004, executive and certain other senior officers were permitted to defer and convert a portion of their 2003 short-term incentive compensation awards (which were paid in the first quarter of 2004) into restricted stock units vesting in 2007. Those officers who participated in this conversion and deferral program were granted additional restricted stock units with a value as of the grant date equal to 15 percent of the converted amount of short-term incentive compensation. In the event such officers are not continuously employed by the Company through the vesting date, then all such restricted stock units are forfeited; however, the Company will reimburse such officers for the amount of any compensation award deferred and converted, together with interest. This program, which was made available again in 2005 with respect to 2004 bonus awards, is intended to encourage such officers to increase their ownership of Company Common Stock.

Compensation of the Chief Executive Officer.

In establishing Mr. Eppinger’s base compensation for 2004 and determining his long and short-term targeted incentive compensation, the Committee and the independent members of the Board compared Mr. Eppinger’s compensation against the comparative base salaries, annual and long-term incentives and other compensation of chief executives of a peer group of property and casualty insurance companies that the Company competes with for senior management talent.

The Committee engaged an independent compensation consultant to assist with the peer group comparisons. The Committee seeks to position Mr. Eppinger’s total compensation between the 50th and 75th percentile of this peer group (the “second quartile”), with the total package weighted less heavily on base salary and more heavily on long-term incentives through equity compensation awards. In comparison to the peer group of companies, Mr. Eppinger’s total compensation was within this range.

Effective April 2004, the Committee increased Mr. Eppinger’s salary to $800,000, which was just below the median of the comparable peer group. The increase was in recognition of Mr. Eppinger’s performance to date, but was consistent with the policy of tying overall compensation to longer term financial operational goals.

To further align Mr. Eppinger’s interests with those of the Company’s shareholders, and as an incentive for future performance, the Committee approved the grant of stock options for 150,000 shares of stock to Mr. Eppinger in February 2004 pursuant to the Stock Plan. Although Mr. Eppinger had not yet reached his first anniversary, the grant was made at this time to be consistent with the award cycle used generally for other senior officers and key employees. However, this award was reduced relative to the targeted annual award to take into account the award Mr. Eppinger was granted when he joined the Company in August 2003. In addition, Mr. Eppinger was granted a target amount of 40,000 performance-based restricted stock units if the property and casualty business achieves a targeted return on equity for 2006 (the number of shares actually granted are subject to adjustment to as little as zero or as much as 60,000 units in the event the actual return on equity is above or below the target).

The Committee has generally sought to establish Mr. Eppinger’s long term equity incentive at the upper end of the second quartile of companies determined to be the relevant peer group, consistent with the philosophy of weighting total compensation to encourage long-term planning. The stock option and performance-based restricted stock unit grants described above were consistent with this philosophy. Mr. Eppinger also participated in the bonus deferral and conversion program previously described under which a portion of his prior year’s incentive compensation was converted into restricted stock units. This is intended to encourage Mr. Eppinger to increase his total ownership of Company Common Stock.

In evaluating Mr. Eppinger’s performance in 2004 and determining his bonus, the Committee and the Board considered several factors, most importantly, the fact that the Company’s financial performance significantly exceeded the financial goals established at the beginning of the year and which were applicable to all executive officers in accordance with the requirement of the Company’s Short-Term Incentive Plan. In addition, in the Committee’s opinion, Mr. Eppinger’s performance exceeded other goals which had been established for him, including improving the financial position of the Company, clarifying the Company’s long-term strategy, strengthening senior management and improving the Company’s operating effectiveness. In light of these factors and in accordance with the formulae established at the beginning of the year under the Short-Term Incentive Plan, Mr. Eppinger was paid an incentive compensation bonus for 2004 of $1,756,000.

The Committee believes that the executive compensation policies of AFC and its subsidiaries are appropriate both to attract and retain corporate officers and other key employees with outstanding abilities and to motivate them to perform to the full extent of their abilities.

Compliance with Internal Revenue Code Section 162(m).

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for taxable compensation over $1 million paid to a corporation’s chief executive officer and its four other most highly compensated executive officers. Qualifying performance-based compensation, such as stock options and annual bonuses paid under the Company’s Short-Term Incentive Compensation Plan previously approved by shareholders, is not subject to the deduction limit if certain requirements are met. The Committee currently intends, where practicable in light of other considerations, including the necessity of maintaining competitive pay practices, to structure performance-based executive compensation with a view toward maximizing the deductibility to the Company of such compensation, but reserves the right, in circumstances it deems appropriate, to pay amounts that are not deductible.

March 14, 2005

Members of the Compensation Committee:

John R. Towers, Chair

Gail L. Harrison

M Howard Jacobson

COMMON STOCK PERFORMANCE CHART

The following graph compares the performance of the Company’s Common Stock since December 31, 1999, with the performance of the S&P 500 Index and with the performance of an industry peer group comprised of a composite of two published indices—the S&P Property-Casualty Insurance Index and the S&P Life/Health Insurance Index. Returns of the latter two indices have been weighted according to their respective aggregate market capitalization at the beginning of each period shown on the graph. The graph plots the changes in the value of an initial $100 investment over the indicated time periods, assuming reinvestment of all dividends.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN *

AMONG ALLMERICA FINANCIAL CORPORATION,

THE S&P 500 INDEX AND A PEER GROUP

* $100 invested on 12/31/99 in stock or index—including reinvestment of dividends. Fiscal year ending December 31.

The insurance composite is a market value weighted composite of the S&P 500 Insurance Index. The components of the insurance composite have been weighted in accordance with the respective aggregate market capitalization of the companies in each index, excluding certain multi-line insurers and insurance brokers, at the beginning of each period shown on the graph, as indicated below:

	12/99	12/00	12/01	12/02	12/03	12/04
S&P Property-Casualty	72.16%	64.05%	60.20%	62.80%	61.66%	62.49%
S&P Life-Health	27.84%	35.95%	39.80%	37.20%	38.34%	37.51%

Total	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%

The Audit Committee Report, Compensation Committee Report and Stock Price Performance Graph above shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that AFC specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires executive officers and directors, and persons who beneficially own more than ten percent (10%) of the Common Stock, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission (the “Commission”) and the New York Stock Exchange (the “NYSE”). Such persons are required by Commission regulations to provide to AFC copies of all their Section 16(a) filings. Based solely on a review of the forms furnished to AFC and written representations from AFC’s executive officers and directors, AFC believes that during 2004 AFC’s executive officers and directors fully complied with all Section 16(a) filing requirements.

HOUSEHOLDING INFORMATION

Some brokers and nominees may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our Proxy Statement or our Annual Report on Form 10-K may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you, if you call (800) 407-5222 or write to AFC at 440 Lincoln Street, Worcester, Massachusetts 01653 (attention: Investor Relations). If you are receiving multiple copies at your household and would like to receive only one copy for your household in the future, you should contact your broker or nominee, pursuant to Commission rules, or our Investor Relations department.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company employs a brother of Ms. Zuraitis, who received compensation (including the estimated value of stock option awards) of less than $100,000 in 2004. Ms. Zuraitis was not involved in the recruiting or hiring of this family member, or in any decisions affecting his individual compensation. His compensation was established by the Company in accordance with its compensation practices applicable to employees with equivalent qualifications and responsibilities and holding similar positions.

ANNUAL REPORT ON FORM 10-K

Shareholders may obtain without charge a copy of AFC’s Annual Report on Form 10-K, including financial statements and financial statement schedules, required to be filed with the Commission pursuant to the Securities Exchange Act of 1934 for the fiscal year ended December 31, 2004, by calling (800) 407-5222 or by writing to AFC at 440 Lincoln Street, Worcester, Massachusetts 01653 (attention: Secretary). The information is also available on the Company’s web site at www.allmerica.com/home/ir/index.html.

OTHER MATTERS

Management knows of no business that will be presented for consideration at the Annual Meeting other than as stated in the Notice of Meeting. If, however, other matters are properly brought before the Annual Meeting, it is the intention of the proxy holders to vote the shares represented thereby on such matters in accordance with the recommendation of the Board of Directors and authority to do so is included in the proxy.

SHAREHOLDER PROPOSALS

Proposals submitted by shareholders of AFC must be received by the Company’s Secretary, Allmerica Financial Corporation, 440 Lincoln Street, Worcester, Massachusetts 01653 on or before December 12, 2005, to be eligible under the Commission’s shareholder proposal rule (Rule 14a-8) for inclusion in the proxy materials relating to the 2006 Annual Meeting of Shareholders.

Any shareholder proposal to be considered at the Company’s 2006 Annual Meeting of Shareholders, but not included in the proxy materials, must be submitted to the Company’s Secretary by February 25, 2006, or the persons appointed as proxies may exercise their discretionary voting authority with respect to that proposal. The persons appointed as proxies may also exercise their discretionary voting authority with respect to shareholder proposals submitted prior to February 25, 2006, unless the proponent otherwise complies with the requirements of the Commission’s Rule 14a-4 or Rule 14a-8.

DATED at Worcester, Massachusetts this 11th day of April 2005.

ByOrder of the Board of Directors,

CHARLES F. CRONIN Vice President and Secretary

EXHIBIT A—AUDIT COMMITTEE CHARTER

I.	Statement of Purpose

The Audit Committee shall (a) provide assistance to the Board of Directors in overseeing (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the independent auditor’s qualifications and independence, and (iv) the performance of the Company’s internal audit function and its independent auditor; and (b) prepare the report required by Securities and Exchange Commission’s rules to be included in the Company’s proxy statement.

II.	Organization

A. Charter. The full Board of Directors shall approve of this charter. At least annually, this charter shall be reviewed and reassessed by this Committee and the Nominating and Corporate Governance Committee and any proposed changes shall be submitted to the Board of Directors for approval.

B. Members. The members of the Committee shall be appointed by the Board of Directors on the recommendation of the Nominating and Corporate Governance Committee. Each member shall meet the independence requirements of applicable law and regulation and the listing standards of the New York Stock Exchange, as such requirements may be interpreted by the Board of Directors in its business judgment. The Committee shall be comprised of at least three members. All Audit Committee members shall be financially literate, or shall become financially literate within a reasonable time after appointment. At least one member shall have accounting or related financial management expertise, as such requirement is interpreted by the Board of Directors in its business judgment. Committee members may be removed by the Board of Directors. The Board of Directors shall also designate a Committee Chairperson. No member of the Committee shall serve on the audit committee of more than three public companies, unless approved by the Board of Directors.

C. Meetings. In order to discharge its responsibilities, the Committee shall each year establish a schedule of meetings and shall meet at least four times per year or more frequently as circumstances require. The Committee shall meet periodically in executive sessions with management (including the Chief Financial Officer), with the internal auditors and with the independent auditor, and have such other direct and independent interaction with such persons from time to time as the members of the Committee deem appropriate. The Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

D. Quorum; Action by Committee. A quorum at any Committee meeting shall consist of a majority of the Committee members. All determinations of the Committee shall be made by a majority of its members present at a meeting duly called and held, except as specifically provided herein (or where only two members are present, by unanimous vote). Any decision or determination of the Committee reduced to writing and signed by all of the members of the Committee shall be fully as effective as if it had been made at a meeting duly called and held.

E. Agenda, Minutes and Reports. The Chairperson of the Committee shall be responsible for establishing the agendas for meetings of the Committee. An agenda, together with materials relating to the subject matter of each meeting, shall be sent to members of the Committee prior to each meeting. Minutes for all meetings of the Committee shall be prepared to document the Committee’s discharge of its responsibilities. The Committee shall make regular reports to the Board of Directors.

F. Performance Evaluation. In conjunction with the Nominating and Corporate Governance Committee, the Committee shall evaluate its performance on an annual basis and develop criteria for such evaluation.

III.	Authority and Responsibilities

The Committee shall have the sole authority and responsibility to appoint, retain and, when deemed appropriate by the Committee, replace the Company’s independent auditor (subject, if applicable, to shareholder ratification). The Committee shall be directly responsible for the compensation, evaluation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The independent auditor shall report directly to, and is directly accountable to, the Committee.

The Committee shall pre-approve all auditing services, internal control-related services and permitted non-audit services (including the terms thereof) to be performed for the Company by the independent auditor, subject to the de minimus exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act which are approved by the Committee prior to the completion of the audit. The Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including authority to grant pre-approvals of audit and permitted non-audit services, provided that such decisions to grant pre-approvals shall be presented to the full Committee at its next scheduled meeting.

The Committee shall have the authority, to the extent it deems necessary or appropriate, to retain independent legal, accounting or other advisors. The Company shall provide for appropriate funding, as determined by the Committee, for payment of compensation to the independent auditor for the purpose of rendering or issuing an audit report or performing other audit, review or attest services for the Company and to any advisors employed by the Committee, as well as funding for the payment of ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

The Committee, to the extent it deems necessary or appropriate, shall:

Financial Statement and Disclosure Matters

A. Review and discuss with financial management and the independent auditor the annual audited financial statements and quarterly financial statements, and the Company’s specific disclosures under “Management Discussion and Analysis of Financial Condition and Results of Operations” in the Form 10-Q and Form 10-K, prior to the filing of the Form 10-Q or Form 10-K. The Committee shall recommend to the Board whether the audited financial statements should be included in the Company’s Form 10-K.

B. Discuss with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including any significant changes in the Company’s selection or application of accounting principles.

C. Discuss with financial management the Company’s earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance provided to analysts and ratings agencies. Such discussion may be done generally (consisting of discussing the types of information to be disclosed and the types of presentations to be made). The Committee need not discuss in advance each earnings release or each instance in which the Company may provide earnings guidance.

D. Discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.

E. Review and discuss analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the Company’s financial statements.

F. Review the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the Company’s financial statements.

G. Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

H. Review and discuss with management and the independent auditor any major issues as to the adequacy of the Company’s internal controls, any special steps adopted in light of identified material control deficiencies and the adequacy of disclosures about changes in internal control over financial reporting.

I. Review and discuss with management (including the director of internal audit) and the independent auditor the Company’s internal controls report and the independent auditor’s attestation of the report prior to the filing of the Company’s Form 10-K.

J. Review the reports of the CEO and CFO (in connection with their required certifications in the Company’s Forms 10-K and 10-Q) regarding any significant deficiencies or material weaknesses in the design or operation of internal controls, and any fraud that involves management or other employees who have a significant role in the company’s internal controls.

Oversight of the Company’s Relationship with the Independent Auditor

K. Obtain and review at least annually a written report by the independent auditor describing (a) the independent auditor’s internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, of the independent auditor, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the independent auditor, and any steps taken to deal with any such issues, and (c) all relationships and professional services the independent auditor has with the Company, as required by Independence Standard Board Standard No. 1, Independence Discussions with Audit Committees.

L. Obtain from the independent auditor assurance that Section 10A(b) of the Exchange Act, pertaining to the independent auditor’s required response to audit discoveries, has not been implicated.

M. Set clear hiring policies or procedures for employees and former employees of the independent auditor.

N. Meet with the independent auditors and financial management of the Company to review the scope of the proposed audit and quarterly reviews and generally review the procedures to be utilized in conducting such audit and quarterly reviews.

Oversight of the Company’s Internal Audit Function

O. Review the internal audit function of the Company including its leadership and organization, the independence and authority of its reporting obligations, and the proposed audit plans for the coming year.

P. Review significant internal audit reports to management and management’s responses.

Compliance Oversight Responsibilities

Q. Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and for the confidential, anonymous submissions by employees of concerns regarding questionable accounting or auditing matters.

R. Discuss with management and the independent auditor all correspondence with regulators or government agencies or published reports that raise material issues regarding the integrity of the Company’s financial statements or accounting policies.

S. Discuss with the Company’s General Counsel legal matters that may have a material impact on the financial statements or the Company’s compliance policies and internal controls.

While the Committee has the responsibilities and powers set forth in this charter, it is not the duty of the Committee to prepare financial statements, plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. The financial statements are the responsibility of management, and it is the responsibility of the independent auditor to provide reasonable assurance that audited financial statements are free of material misstatements. Nor is it the duty of the Committee to assure compliance with laws and regulations and the Company’s Code of Conduct or other policies.

Revised effective March 15, 2005

09668 (Rev. 4/05)

Annual Meeting of Shareholders

Tuesday, May 17, 2005 9:00 a.m. 440 Lincoln Street Worcester, MA

Your vote is important. Please vote your proxy today.

Ú DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL Ú

☒	Please mark your votes as in this example.	6299

The Board of Directors recommends a vote FOR all Nominees and FOR Proposal 2.
							FOR	AGAINST	ABSTAIN
1. For the election of all nominees except as otherwise indicated (see reverse)		FOR	WITHHELD		NOMINEES: Wendell J. Knox Nancy L. Leaming Robert J. Murray	2. Ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of Allmerica Financial Corporation
	FOR ALL NOMINEES			WITHHELD FROM ALL NOMINEES

_____________________________________________ FOR all nominees, except those listed on the line above.

Mark here for address change and note on the reverse side.

In signing, please write name(s) exactly as appearing in the imprint on this card. For shares held jointly, each joint owner should sign. If signing as executor, or in any other representative capacity, or as an officer of a corporation, please indicate your full title as such.

Signature:                                                       Date:                      Signature:                                                       Date:

Directions To Allmerica Financial

From Boston.

Follow the Mass Pike west to exit 11A. • Follow Rte. 495 north to exit 25. • Take Interstate 290 west to exit 20. • Turn right onto Lincoln Street. Allmerica Financial is on your left.

From New Hampshire And Northeastern Massachusetts.

Follow Route 495 south to exit 25. • Take Interstate 290 west to exit 20. • Take a right onto Lincoln Street. Allmerica Financial is on your left.

From Connecticut And Western Massachusetts.

Follow the Mass Pike east to exit 10. • Proceed along Interstate 290 east to exit 20. Stay to the right when exiting. • At the end of the exit ramp, proceed through one set of traffic lights to a second set of lights. • Turn left onto Lincoln Street and drive approximately one-quarter mile. Allmerica Financial is on your left.

Where To Park.

Parking is available at Allmerica Financial’s front entrance on Lincoln Street. All visitors are requested to enter the main lobby and register with the receptionist upon arrival.

Ú FOLD AND DETACH HERE Ú

ALLMERICA FINANCIAL CORPORATION

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 17, 2005

The undersigned, having received the Notice of Annual Meeting of Shareholders and the Board of Directors’ Proxy Statement (the “Proxy Statement”), hereby appoint(s) Frederick H. Eppinger and J. Kendall Huber and each of them, Proxies of the undersigned (with full power of substitution) to attend the Annual Meeting of Shareholders of Allmerica Financial Corporation to be held May 17, 2005, and all adjournments thereof (the “Meeting”), and there to vote all shares of Common Stock of Allmerica Financial Corporation that the undersigned would be entitled to vote, if personally present, in regard to all matters that may come before the Meeting.

For the participants in The Allmerica Financial Retirement Savings Plan (formerly “The Allmerica Financial Employees’ 401(k) Matched Savings Plan”) and The Allmerica Financial Agents’ Retirement Plan, this proxy card will constitute voting instructions to the Trustee under the Plans. As a participant in the Plans, the undersigned understands that, in accordance with the terms of the Plans, these instructions shall be held in the strictest confidence by the Trustee and shall not be divulged or released to any person, including officers or employees of the Company. These instructions will be followed as directed. Shares held in the Plans for which no voting instructions are received by the Trustee will not be voted. Instructions received by the Trustee after May 12, 2005, will not be counted.

The undersigned hereby confer(s) upon the Proxies, and each of them, discretionary authority (i) to consider and act upon such business, matters or proposals other than the business set forth herein as may properly come before the Meeting and (ii) with respect to the election of Directors in the event that any of the nominees is unable or unwilling to serve. The Proxy when properly executed will be voted in the manner specified herein. If no specification is made, the Proxies intend to vote FOR all nominees for director and FOR the ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm.

ELECTION OF NOMINEES:

Wendell J. Knox

Nancy L. Leaming

Robert J. Murray

PLEASE VOTE, DATE AND SIGN THIS PROXY ON THE OTHER SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

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